April 25, 2012


PC&J Performance Fund
300 Old Post Office
120 West Third Street
Dayton, Ohio 45402

     RE: PC&J PERFORMANCE FUND, FILE NOS. 2-87490 AND 811-3906
         -----------------------------------------------------

Gentlemen:
     A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 21 to the PC&J Performance Fund Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 33 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP